UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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      14a-6(e)(2))
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[ ]   Soliciting Material Pursuant to Rule 14a-12

                              HERCULES INCORPORATED
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

                   SECOND INDEPENDENT PROXY ADVISOR RECOMMENDS
            HERCULES SHAREHOLDERS VOTE FOR COMPANY DIRECTOR NOMINEES
            --------------------------------------------------------

Wilmington, DE, July 21, 2003 . . . Hercules Incorporated (NYSE: HPC) today announced that a second independent proxy advisory firm, Glass, Lewis & Co, has recommended that Hercules shareholders vote to elect Hercules' four director nominees to the Company's Board of Directors at its Annual Meeting of Shareholders on July 25, 2003. This follows Institutional Shareholder Services'
(ISS) earlier recommendation to vote for Hercules' director nominees.

In its report, Glass Lewis stated, ". . . we conclude that the failure to present a demonstrably superior plan means that Mr. Heyman should not receive control of the Board. . .. To our minds, giving Mr. Heyman control of the
Board without receiving a change in control premium is a much steeper hurdle, and one that Mr. Heyman has failed to meet."

Dr. William H. Joyce, Chairman and Chief Executive Officer, said, "We're very pleased to have received this additional independent third-party support for our director nominees. We have been telling shareholders throughout this proxy contest to protect their interests and the Company's future by casting their vote for Hercules' nominees. Our message has been validated by two independent proxy advisory firms, which clearly agree with us that Hercules shareholders should not give control of the Board to Sam Heyman. The people of Hercules have turned the Company around over the past two years, and Hercules is on the right path to continue delivering improved results and increased shareholder value. With the July 25th meeting just days away, we urge shareholders to cast their vote for Hercules' nominees on their GOLD proxy card."

Glass, Lewis & Co. uses proprietary research and extensive analysis to objectively evaluate the corporate integrity and financial transparency of public companies and advise shareholders on the exercise of their voting rights. The firm serves as an advisor exclusively to institutional investors and other institutional participants in the financial and capital markets.

Institutional Shareholder Services serves institutional and corporate clients worldwide, analyzing proxies and issuing informed research and objective vote recommendations for more than 10,000 U.S. and 12,000 non-U.S. shareholder meetings each year.

Hercules urges shareholders to sign, date and return Hercules' GOLD proxy card to vote FOR Hercules' director nominees today. Shareholders who have previously signed a white proxy card sent to them by Heyman, have every right to change their vote. They should simply sign, date and mail a GOLD proxy card, which will automatically revoke any earlier-dated white proxy card they may have signed. Shareholders with questions or in need of a GOLD proxy card or other assistance in voting their shares should contact Hercules' proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at (212) 929-5500 or via email at proxy@mackenziepartners.com.

                                      # # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, the outcome of the pending proxy contest, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.


          Media Contact:                       Investor Contact:
            John Riley                          Allen A. Spizzo
         jriley@herc.com                        aspizzo@herc.com
         (302) 594-6025                          (302) 594-6491